SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act

May 8, 2015

Date of Report (Date of Earliest Event Reported)

EFH Group, Inc.

 (Exact name of registrant as specified in its charter)

Colorado	000-55175	20-8594615
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

77 Water Street, 7th Floor New York, NY	10005
(Address of principal executive offices)	(Zip Code)

(212) 742-5000

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On May 8, 2015, the Company acquired all of the outstanding membership equity of Phoenix Financial Consulting, an SEC registered investment advisor.  The purchase price consists of 37,500 common shares with a total value of $30,000.  The assets purchased consist of the customer base and the regulatory platform.

Item 2.01 – Completion of Acquisition of Assets

On May 8, 2015, the Company acquired all of the outstanding membership equity of Phoenix Financial Consulting, an SEC registered investment advisor.  The assets were purchased by EF Hutton Financial Corp., a subsidiary of EFH Group, Inc.  The assets were purchased from Bruce David Winn, the owner of all membership units of Phoenix Financial Consultants.  The assets consist of the customer base and the regulatory platform, which the Company can use to grow its business.

The purchase price consists of 37,500 common shares for a total value of $30,000.

Item 3.02 – Unregistered Sales of Equity Securities

On May 8, 2015, the Company purchased all of the outstanding membership equity of Phoenix Financial Consulting, as described above.

As consideration for the above purchase, the Company issued 37,500 common shares to Bruce David Winn.  These shares were issued at $0.80 per share, for a total purchase price of $30,000.  These shares are offered under the Section 4(a)(2) private placement exemption.

Mr. Winn has enough knowledge to be considered a sophisticated investor, has access to the type of information normally provided in a prospectus for a registered securities offering, and has agreed not to resell or distribute the securities to the public.

Item 9.01 - Exhibits

Exhibit 10.1 – Purchase agreement between EFH Group, Inc., EF Hutton Financial Corp., and Bruce David Winn, owner of all membership units of Phoenix Financial Consultants.

Exhibit 99.1 - Press release dated May 8, 2015

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

EFH Group, Inc.

By:      /s/ Christopher Daniels

Dated: May 12, 2015

Christopher Daniels

Chief Executive Officer